February 18, 2000


The Board of Directors
KeySpan Corporation
One Metrotech Center

Brooklyn, New York 11201-3850


Ladies and Gentlemen:

You have requested our opinion, as of October 27, 1999, as to the fairness, from a financial point of view, to KeySpan Corporation (the "Company") of the consideration proposed to be paid by the Company in connection with the proposed merger (the "Merger") of the Company with Eastern Enterprises (the "Seller"). Pursuant to the Agreement and Plan of Merger, dated as of November 4, 1999 (the "Agreement"), between the Company and the Seller, the Seller will become a wholly-owned subsidiary of the Company, and the Company will pay for each share of Common Stock, par value $1.00 per share, of the Seller consideration equal to $64.00 per share in cash.

In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Seller and of certain other companies engaged in businesses comparable to those of the Seller, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Seller and the consideration received for such companies; (iv) historical market prices of the common stock of the Seller; (v) the audited financial statements of the Company and the Seller for the fiscal year ended December 31, 1998, and the unaudited financial statements of the Company and the Seller for the period ended September 30, 1999; (vi) certain internal financial analyses and forecasts prepared by the Company and the Seller and their respective managements; and (vii) the terms of other business combinations that we deemed relevant.

In addition, we have held discussions with certain members of the management of the Company and the Seller with respect to certain aspects of the Merger, the past and current business operations of the Company and the Seller, the financial condition and future prospects and operations of the Company and the Seller, the effects of the Merger on the financial condition and future prospects of the Company, the expected combination benefits ("Synergies") to be achieved through the merger, the expected regulatory treatment of such Synergies and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was discussed

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                                      -2-

with us or furnished to us by the Company and the Seller or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the respective managements of the Company and the Seller as to the expected future results of operations and financial condition of the Company and the Seller to which such analyses or forecasts relate. We have also assumed that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is based on economic, market and other conditions as in effect on, and the information made available to us as of October 27, 1999. It should be understood that this opinion does not reflect subsequent developments and/or changes in economic, market and other conditions subsequent to October 27, 1999. We do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. In the ordinary course of their businesses, J.P. Morgan Securities Inc. and its affiliates may actively trade the debt and equity securities of the Company or the Seller for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of October 27, 1999 that the consideration to be paid by the Company in the proposed Merger is fair, from a financial point of view, to the Company.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

Very truly yours,

J.P. MORGAN SECURITIES INC.


By:    /s/ James R. Elliott III   .
    -------------------------------
    Name:  James R. Elliott III
    Title: Managing Director